Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our report dated November 6, 2015, relating to the August 31, 2015 and 2014 financial statements of Panex Resources Inc. (the "Company"), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern, and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ GHP Horwath, P.C.

Denver, Colorado
January 21, 2016